Press Release
Banc of California Names Diana Hanson Senior Vice President and Chief Accounting Officer
Company Release – 7/28/2021
SANTA ANA, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (the “Company”), the holding company for Banc of California, N.A. (the “Bank”), today announced the appointment of Diana Hanson as Senior Vice President and Chief Accounting Officer of the Company and the Bank, effective Monday, August 16, 2021. Ms. Hanson succeeds Mike Smith who resigned from the Company effective August 6, 2021. She will be based in Santa Ana and report to Lynn Hopkins, Executive Vice President and CFO.

“We are excited to welcome Diana to Banc of California,” said Ms. Hopkins. “Diana is a very talented leader and well-respected finance professional in the community banking industry in Southern California. Having worked together for many years at other institutions, I am confident she will be a valuable resource to our team and will do an outstanding job of leading our finance team.”

Ms. Hopkins added, “I am very grateful to Mike Smith for his leadership and contributions to the Company. On behalf of the entire bank and leadership team, we wish him tremendous success in his new endeavor.”

Ms. Hanson has more than 25 years of experience in the financial services and community banking industry. She joins the Bank most recently from First Choice Bancorp, where she served as Senior Vice President and Chief Accounting Officer since 2019. Prior to that, Ms. Hanson was employed by Pacific Western Bank, the subsidiary bank of PacWest Bancorp, in a number of finance and accounting leadership roles, including Senior Vice President, Director of Accounting Policy and Senior Vice President, Division Controller and SOX Manager. Earlier in her career, Ms. Hanson held positions at Community Bancorp and Community Bank of Nevada, a subsidiary of Community Bancorp; Bank of Nevada, a subsidiary of Western Alliance Bancorporation; and Bank of America. She began her career as an auditor with Deloitte & Touche in Chicago, Illinois. Ms. Hanson holds a B.S. in Accounting from Babson College and is a Certified Public Accountant (inactive).

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $8.0 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 36 offices including 30 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Contacts
Media/Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599